Exhibit 99.1

  Possis Medical, Inc. to Distribute Angiometrx Metricath Products;
             Metricath is First Non-Possis Product to be
                    Carried by Company Sales Force

    MINNEAPOLIS--(BUSINESS WIRE)--April 20, 2004--Possis Medical, Inc. (Nasdaq:POSS), today reported that it has signed a three year agreement with Angiometrx, Inc., a subsidiary of Medical Ventures Corporation (TVX:MEV) of Canada, to act as the exclusive distributor of the Angiometrx Metricath(TM) products in the United States.
    Robert G. Dutcher, Chairman and CEO of Possis Medical, Inc., said, "We are pleased to be offering an innovative, synergistic product to our interventional cardiology customers, and we look forward to working with the responsive, customer-focused team at Angiometrx to develop the growth of their business as well as to pull-through additional business for the AngioJet(R) System."
    The Metricath System is an innovative, catheter-based technology that allows cardiologists to quickly and easily measure arterial size during procedures for treatment of coronary artery disease. Such measurements are necessary to select appropriately sized stents to achieve optimum patient outcomes from coronary angioplasty and related stent implantation procedures. The Metricath System was developed in response to the limitations of existing measurement technologies, which require large capital investment and which do not offer the ease of use of the Metricath System. The Metricath(TM) System recently received FDA 510(k) clearance for sale in the United States in July 2003.
    Medical Ventures Corp. is a medical device technology company whose principal business is to develop and commercialize early stage medical technologies that clearly address a clinical need in the cardiovascular marketplace. Angiometrx, a subsidiary of Medical Ventures, specializes in the development of innovative catheter-based technologies for use by interventional cardiologists and radiologists. For more information about MEV, please visit www.medical-ventures.com.
    Possis Medical, Inc., develops, manufactures and markets medical devices for the cardiovascular and vascular treatment markets. Its primary product, the AngioJet(R) Rheolytic(TM) Thrombectomy System, is marketed in the US for blood clot removal from coronary arteries, bypass grafts, leg arteries and AV dialysis access grafts. For more information about Possis, please visit www.possis.com.
    Certain statements in this press release, such as those referring to the market acceptance of the Metricath product and potentially related sales of the AngioJet System, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

    CONTACT: POSSIS MEDICAL, INC., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com